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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 2, 2012 (except for the paragraph under the caption "Immaterial Reclassification of Research and Development Costs" within Note 2, as to which the date is May 21, 2012 and except for the paragraph under the caption "Common Stock Split" within Note 12, as to which the date is July 16, 2012) in Amendment No. 3 to the registration statement (Form S-1 No. 333-180515) and related Prospectus of Stemline Therapeutics, Inc. dated July 19, 2012.

                      /s/ Ernst & Young LLP

MetroPark, New Jersey
July 19, 2012

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm